Exhibit 10 (oo)

WASHINGTON REAL ESTATE INVESTMENT TRUST

LONG-TERM INCENTIVE PLAN

(Effective January 1, 2009)

Description of Plan Operation

Background: This Long-Term Incentive Plan (“LTIP”) replaces the LTIP that was in effect for calendar years 2006—2008, which is described in the document titled “Washington Real Estate Investment Trust 2006 Long-term Incentive Plan (Effective January 1, 2006)” (the “Prior LTIP”). The Prior LTIP remains applicable with respect to all grants made thereunder through December 31, 2008, and therefore will remain effective with respect to such grants until the final vesting and payouts thereof.

Overview: Grants under the LTIP will be comprised of restricted share units (RSUs), with a five-year vesting period, and performance share units (PSUs), which cliff vest after three years. Officers will receive  1/3 of their LTI grants in RSUs and  2/3 in PSUs. RSUs and PSUs awarded, and WRIT shares issued, under the terms of the LTIP will be granted under WRIT’s 2007 Omnibus Long-Term Incentive Plan, as amended and restated.

Plan Operation: Set forth below is a description of the operation of this LTIP.

1.	Eligibility. Officers who are employed at the commencement of the performance period (January 1) are eligible to participate in the LTIP. In addition, an Officer hired after January 1 may participate if the Officer’s offer letter specifies that the Officer will be eligible for an LTIP award for a performance period that has already commenced.

2.

Determination of Grant for Officers. The value of the total target award (RSUs + PSUs) is based on a percentage of salary established by the Compensation Committee and the Participant’s position at WRIT. Officers will receive  1/3 of their LTI target awards in RSUs and  2/3 in PSUs. PSU LTIP target awards will be comprised of two separate components:

•	PSUs based on funds from operations (FFO) per share, which comprise 2/3 of the PSU LTIP target award (FFO PSUs).

•	PSUs based on total shareholder return (TSR), which comprise 1/ 3 of the PSU LTIP target award (TSR PSUs).

The dollar values of target awards are established by multiplying the percentage of salary established by the Compensation Committee for each position, with respect to RSUs and PSUs, respectively, shown on Appendix A, by the Officer’s base salary. The number of RSUs and target number of FFO PSUs and TSR PSUs are determined as set forth below:

•

The number of RSUs granted to each Officer is determined by dividing the dollar value of the target RSU award established for that Officer in Appendix A by the price of WRIT shares at the time of grant.

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The target number of FFO PSUs granted to each Officer is determined by dividing the dollar value of the target FFO PSU award established for that Officer in Appendix A by the price of WRIT shares at the time of grant, rounded to the nearest 100.

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The target number of TSR PSUs granted to each Officer is determined by dividing the dollar value of the target TSR PSU award established for that Officer in Appendix A by the price of WRIT shares at the time of grant, rounded to the nearest 100.

3.	Performance Measures for PSUs. For FFO PSUs, performance will be measured on annual FFO per share in the manner described below. For TSR PSUs, performance will be measured on TSR in the manner described below.

For FFO PSUs, targets are established for each year of the three-year performance period in advance of the applicable year. The target FFO per share performance goal will be determined in the following manner:

•

On or about November of the year preceding the performance year (e.g., November 2009 for the 2010 performance year), the CEO will draft and submit to the Compensation Committee a discussion of the expected market conditions, key indicators and underlying budget assumptions for the coming year, and recommended target FFO per share. The Compensation Committee will review such recommendations and determine the target FFO per share for the upcoming performance year at the November meeting (or at such later time as may be determined by the Compensation Committee, taking into account applicable legal and tax considerations).

For TSR PSUs, TSR will be determined, and ultimately measured, based on the following:

•	TSR will be defined as the quotient obtained by dividing –

1.	the sum of –

a.	the difference between (1) ending Share Price and (2) beginning Share Price and

b.	dividends paid during the performance period.

by

2.	beginning Share Price

•

Each Share Price will be calculated based on the average closing price for the twenty (20) trading days immediately prior to the relevant measurement date. For the beginning Share Price, the measurement date will be December 1 of the year prior to the first year in the three-year performance period. For the ending Share Price, the measurement date will be December 1 of the last year in the three-year performance period.

•

On or about November of the year preceding the three-year performance period (or at such later time as may be determined by the Compensation Committee, taking into account applicable legal and tax considerations), the Compensation Committee will approve a list of 25 peer group companies against whose TSR performance WRIT will be compared.

•

At the conclusion of the three-year performance period, the Compensation Committee will evaluate the TSR of WRIT against the 25 peer group companies and determine the percentile that reflects WRIT’s performance measured against such peer group companies. If there are fewer than 25 peer companies at the end of the three-year performance period, WRIT’s performance will be measured against the remaining peer companies.

•	The Compensation Committee will make reasonable and customary adjustments to WRIT or peer company performance to reflect corporate events such as stock splits and stock dividends.

4.	Determination of Actual PSU Awards. PSU payouts, as a percentage of the target PSU payout, for each level of performance, are attached as Appendix B.

PSU payout calculations will be made as follows:

•

FFO PSU payout calculation: The FFO per share performance level will be separately measured for each year in the three-year performance period, resulting in a determination of the payout level, expressed as a percentage of target PSU award, for each such year based on Appendix B. Each of these three payout levels will then be averaged into a payout level that will apply to the FFO PSU payout for the three-year performance period.

•

TSR PSU payout calculation: The TSR performance level will be measured for the three-year performance period, resulting in a determination of the payout level for such performance period based on Appendix B. This payout level will apply to the TSR PSU payout for the three-year performance period.

Notwithstanding Appendix B, the Compensation Committee will have sole discretion to increase or decrease the payout levels on FFO PSUs (but not TSR PSUs) by amounts not to exceed 20%. This discretion of the Compensation Committee is intended to allow it to respond to unforeseen opportunities and challenges that arise during the performance period.

In addition, at the conclusion of each three-year performance period, the Compensation Committee will have sole discretion to award additional RSUs

(“Special RSUs”) to a Participant up to a maximum value equal to 10% of the total PSU target award for such Participant. Such Special RSUs will be awarded by the Compensation Committee if it determines that extraordinary market conditions have negatively impacted WRIT’s performance for the three-year performance period. The Special RSUs awarded under this paragraph will vest one year after their grant, and will otherwise be identical to the other RSUs provided for in this LTIP.

5.	Vesting of PSUs. PSUs cliff vest as of the last day of the three-year performance period (December 31). Non-vested PSUs are forfeited at termination of employment except in the case of total and permanent disability, death, retirement, layoff on account of a reduction in force, or Change in Control (as defined below).

6.	Treatment of PSUs Upon Termination on Account of Death, Disability, Retirement, Layoff on account of a Reduction in Force. Non-vested PSUs are not forfeited at termination of employment in the case of total and permanent disability, death, retirement, or layoff on account of a reduction in force. A pro rata portion of the PSUs granted to a Participant who has terminated employment for any of these reasons vests at the end of the performance period. The pro rata portion of PSUs that vests is determined by multiplying the number of PSUs to which the Participant is entitled at the end of the performance period by a fraction, the numerator of which is the number of the Participant’s months of employment during the performance period and the denominator of which is 36. For this purpose, a month will be treated as a month of employment only if the employee is employed for more than 50% of the days in that month (i.e., 15 or more days in February and 16 or more days in all other months).

•	Retirement means termination of employment on or after age 65, or on or after age 55 with 20 years of continuous service

•

Total and permanent disability means a medical or physical impairment which can be expected to result in death and/or last for a continuous period of at least 12 months, as a result of which the Participant is receiving income replacement benefits for a period of at least three months from an accident or health plan covering WRIT employees.

7.

Treatment of PSUs Upon Change in Control. The performance period will end on the date of a Change in Control. In the event of a Change in Control, each Participant who is employed by WRIT on the date of the Change in Control will receive an award of PSU’s based on such performance period (whether or not such Participant terminates employment). The amount of the award will be determined by comparison of the targets for each year through the end of such performance period (with the targets prorated for any partial year) to the entire original targets for such PSU award. Although the performance period will end on the date of the Change in Control, the target amount of the award will not be reduced. If (1) a Participant has terminated employment during such performance period, but before the Change in Control, on account of death, total and permanent disability, retirement, or a layoff on account of a reduction in force, or (2) the termination is involuntary or for good reason (i.e., one of the following (i) a material diminution in base compensation; (ii) a material diminution in authority, duties or responsibilities; (iii) a material diminution in authority, duties, responsibilities of the supervisor to whom the Participant reports; (iv) a material change in the geographic location at which the Participant must perform the services; or (v) any other action or inaction that constitutes a material breach of an employment agreement between WRIT and the Participant (if any)), and in either case occurs within 90 days before the Change in Control and WRIT or its successor cannot demonstrate through a preponderance of evidence that the termination was not on account of the Change in Control, the Participant’s award will be based on targets through the end of such performance period (with the targets prorated for any partial year) as if he or she had been employed on the date of the Change in Control.

•	Standards for determining whether a termination of employment is on account of a Change in Control shall be the same as in WRIT’s 2007 Omnibus Long-Term Incentive Plan, as amended and restated.

8.	Form and Timing of Payment of PSUs. PSUs will be converted to common shares of beneficial interest in WRIT and delivered within 2- 1/2 months of the end of the performance period.

9.	Dividends on PSUs. An amount equal to the dividends granted on WRIT shares will be paid in cash at the end of the performance period based on PSUs awarded.

10.	Vesting of RSUs. RSUs vest ratably over five years on the anniversary of the date of grant (except for Special RSUs, which vest over one year as described in Section 4). Non-vested RSUs are forfeited at termination of employment except in the case of total and permanent disability, death, retirement, layoff on account of a reduction in force, or a Change in Control. Vested RSUs are forfeited if a Participant is terminated for “cause”.

•

“Cause” means any of the following: (1) commission by a Participant of a felony or crime of moral turpitude; (2) conduct by a Participant in the performance of his/her duties which is illegal, dishonest, fraudulent or disloyal; (3) the breach by a Participant of any fiduciary duty the Participant owes to the WRIT; or (4) gross neglect of duty or poor performance which is not cured by the Participant to the reasonable satisfaction of WRIT within 30 days of Participant’s receipt of written notice from WRIT advising Participant of said gross neglect or poor performance.

11.	Treatment of RSUs upon Termination on Account of Death, Disability, Retirement, or Layoff on account of a Reduction in Force, or Change in Control. Non-vested RSUs fully vest at termination of employment in the case of (1) total and permanent disability, (2) death, (3) retirement, (4) layoff on account of a reduction in force, or (5) Change in Control.

•	Retirement means termination of employment on or after age 65, or on or after age 55 with 20 years of continuous service

•

Total and permanent disability means a medical or physical impairment which can be expected to result in death or last for a continuous period of at least 12 months, as a result of which the Participant is receiving income replacement benefits for a period of at least three months from an accident or health plan covering WRIT employees.

•

A termination that is involuntary or for good reason will be considered on account of a Change in Control if it occurs (1) on or after the Change in Control or (2) within 90 days before the Change in Control (provided WRIT or its successor cannot demonstrate through a preponderance of evidence that the termination was not on account of the Change in Control).

12.	Form and Timing of Payment of RSUs. RSUs will be converted to common shares of beneficial interest in WRIT and delivered after: (1) vesting in full for individuals who are employed throughout the five year period; or (2) vesting prior to the end of the five-year period upon termination on account of total and permanent disability, death, retirement, layoff on account of a reduction in force, or Change in Control. In addition, RSUs that were vested at the time of any other termination of employment (other than a termination for “cause”) will be converted to common shares of beneficial interest in WRIT and distributed. Shares will be paid by the end of the next calendar quarter to all Participants who are entitled to distribution following vesting at the end of the five-year vesting period. Officers will receive their shares by the end of the next calendar quarter following termination on account of death, but will not receive their shares until the earlier of (1) the expiration of six months following any other termination of employment or (2) the Officer’s death.

13.	Dividends on RSUs. For vested and non-vested RSUs, an amount equal to the dividends granted on WRIT common shares is paid in cash at the same time dividends on WRIT common shares are paid.

14.	LTIP Administration and Interpretation. The LTIP will be administered by the Compensation Committee of the Board of Trustees of WRIT, which has the discretion and authority to interpret the Plan. The LTIP will be interpreted in a manner consistent with ensuring the treatment of the LTIP as two separate plans: (1) a plan pursuant to which RSUs are granted and vest over a five-year period that is operated in compliance with the requirements of Section 409A of the Internal Revenue Code and the regulations and other interpretive guidance issued by the Internal Revenue Service and the U.S. Department of the Treasury guidance under Section 409A (Section 409A regulations); and (2) a plan providing for the award of PSUs that vest as of the end of a three-year performance period and is operated to ensure that such PSUs are exempt from the application of Section 409A as “short-term deferrals” under the Section 409A regulations.

15.	Amendment and Termination of the LTIP. WRIT reserves the right to amend or terminate the LTIP at any time, provided that no amendment will deprive a Participant of any vested right under the LTIP, nor result in the acceleration of any award payable under the LTIP if such acceleration would result in a violation of Section 409A of the Internal Revenue Code or the applicable Treasury Regulations under Section 409A. If the LTIP is terminated under circumstances with respect to which an acceleration of benefit payments is permitted under Treas. Reg. Section 1.409A-3(j)(4)(ix) or such other events and conditions which may be permitted in generally applicable guidelines published in the Internal Revenue Bulletin, then WRIT reserves any discretion to distribute benefits in accordance with the requirements of such regulations and/or such guidelines.

16.	Effective Date. The provisions of the LTIP, as described above, apply to grants of RSUs and PSUs for performance periods beginning on or after January 1, 2009.

Appendix A

LTI Target Award as a Percentage of Salary

Restricted Share Units

Dollar Value of Target RSU Award as a % of Salary
CEO	EVPs	SVPs	Managing Directors
67%	50%	33%	25%

Performance Share Units

Dollar Value of Target PSU Award as a % of Salary (and Dollar Value of Target FFO PSU and TSR PSU components as % of Salary)
CEO	EVPs	SVPs	Managing Directors
133%	100%	67%	50%

PSU components:	PSU components:	PSU components:	PSU components:

FFO PSU: 89.1%	FFO PSU: 67%	FFO PSU: 44.9%	FFO PSU: 33.5%
TSR PSU: 43.9%	TSR PSU: 33%	TSR PSU: 22.1%	TSR PSU: 16.5%

Appendix B

PSU Payouts as a Percentage of Target Award

For FFO PSUs

Payouts start above 90% performance and end at 110% performance, with a continuous payout slope of 0.67% increase in payout, as a percentage of the target FFO PSU award, for every 0.1% increase in performance.

Payouts for every 1% increase in performance are illustrated below. However, for performance that falls between whole percentage points, payouts will be interpolated.

Performance Share Units

Performance vs. Target	Payout as a % of Target FFO PSU Award
<=90%	0%
91%	6.7%
92%	13.4%
93%	20.1%
94%	26.8%
95%	33.5%
96%	40.2%
97%	46.9%
98%	53.6%
99%	60.3%
100%	67%
101%	73.7%
102%	80.4%
103%	87.1%
104%	93.8%
105%	100.5%
106%	107.2%
107%	113.9%
108%	120.6%
109%	127.3%
>=110%	134%

For TSR PSUs

Payouts start at the 10th – 19th decile and end at the 90th – 99th decile.

Payouts for every decile are illustrated below. For performance that falls between deciles, payouts will not be interpolated.

Performance Share Units

Performance Percentile Ranking	Payout as a % of Target TSR PSU Award
10th – 19th	6.6%
20th – 29th	13.2%
30th – 39th	19.8%
40th – 49th	26.4%
50th – 59th	33%
60th – 69th	41.25%
70th – 79th	49.5%
80th – 89th	57.75%
90th – 99th	66%